UNITED STATES SECURITIES AND EXCHANGE COMMISSION WASHINGTON, D.C. 20549
__________________
SCHEDULE 14C INFORMATION

Information Statement Pursuant to Section 14(c) of the Securities Exchange Act of 1934
__________________

Check the appropriate box:
☐ Preliminary Information Statement
☐ Confidential, for Use of the Commission Only (as permitted by Rule 14c-5(d)(2))
☒ Definitive Information Statement
__________________

American Century Capital Portfolios, Inc. (Name of Registrant as Specified in Charter)
__________________
__________________

Payment of Filing Fee (Check the appropriate box):
☒ No fee required.
☐ Fee computed on table below per Exchange Act Rules 14c-5(g) and 0-11.
(1) Title of each class of securities to which transaction applies:
(2) Aggregate number of securities to which transaction applies:
(3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):
(4) Proposed maximum aggregate value of transaction:
(5) Total fee paid:
☐ Fee paid previously with preliminary materials.
☐ Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1) Amount Previously Paid:
(2) Form, Schedule or Registration Statement No.:
(3) Filing Party:
(4) Date Filed:

INFORMATION STATEMENT

American Century Capital Portfolios, Inc.

AC Alternatives Income Fund

4500 Main Street
Kansas City, Missouri 64111

Information Statement is available at www.americancentury.com

American Century Capital Portfolios, Inc. (the “Corporation”) is furnishing this Information Statement with respect to the AC Alternatives Income Fund (the “Fund”) to shareholders to notify you of the approval by the Board of Directors of a new subadvisory agreement (“New Subadvisory Agreement”) between American Century Investment Management, Inc. (“ACIM” or the “Advisor”), the investment advisor to the Fund, and Marathon Asset Management, L.P. (“Marathon”), who has been retained by the Advisor to perform certain investment advisory services for the Fund. This Information Statement is being provided to shareholders pursuant to the terms of an exemptive order that the Corporation has received from the United States Securities and Exchange Commission (“SEC”) that allows certain subadvisor changes to be made without shareholder approval (the “Manager of Managers Order”). Subject to certain conditions, the Manager of Managers Order allows the Advisor, with the approval of the Corporation’s Board of Directors (the “Board”), to select subadvisors and to enter into new subadvisory agreements without obtaining shareholder approval. The Information Statement, which must be sent to shareholders within 90 days of hiring a new subadvisor, is being mailed on or about March 1, 2019 to shareholders of record as of February 22, 2019. The Advisor will pay the costs associated with preparing and distributing this Information Statement to shareholders.

WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED
NOT TO SEND US A PROXY
INTRODUCTION
The Fund is a multi-manager fund, which means that the Advisor has retained several subadvisors, each employing its own particular investment strategy, to manage and make investment decisions with respect to the Fund’s assets. Perella Weinberg Partners Capital Management LP (“PWP”) has been engaged by the Advisor to assist with identifying and recommending other underlying subadvisors to manage distinct investment strategies within the Fund. PWP uses a flexible and opportunistic investment strategy that allocates assets among underlying subadvisors with expertise in various investment strategies, and supplements those strategies with its own direct investment management and hedging strategies. PWP also provides tactical allocation of assets among the various underlying subadvisors and a framework for the risk management and investment monitoring of the Fund. The Advisor provides oversight of each of these functions. The Advisor and PWP share responsibility with regards to due diligence assessments of underlying subadvisors and the overall risk management program for the fund.
The Fund pursues its investment objective by focusing primarily on asset classes and strategies that generate current income and will invest primarily in income generating securities. Specifically the fund will combine several distinct strategies designed to capture current yield from a variety of income producing securities with an additional focus on seeking to protect investor purchasing power through capital appreciation.
PWP may make recommendations to the Advisor to hire and/or replace underlying subadvisors from time to time. To identify underlying subadvisors, PWP uses various selection criteria, which include investment capability, alignment with Fund objectives, ability to complement the styles of other subadvisors to achieve the Fund’s objective and other factors. The Advisor will then determine which underlying subadvisor selections are recommended to the Board for approval. In making allocation decisions regarding underlying subadvisors, PWP and the Advisor perform due diligence on both investment and general business aspects of the underlying subadvisor. This analysis considers, among other factors, the manager’s investment philosophy and process, historical track record, infrastructure, risk management capabilities, and organizational stability. PWP and the Advisor also consider the outlook for an underlying subadvisor’s investment strategy given current and future capital market and economic conditions. The Advisor may decide to terminate an allocation to an underlying subadvisor or investment strategy when it no longer believes the underlying subadvisor can contribute favorably towards the overall desired risk and return profile for the Fund. Such decisions could be based on a recommendation from PWP, a change in current or expected capital market and economic conditions, key employee turnover, or a change in the manager’s investment or risk management process, among other factors.

NEW SUBADVISOR
Marathon Asset Management, L.P.
At a meeting held on September 12, 2018, and pursuant to PWP’s and the Advisor’s recommendation, the Board approved Marathon as an underlying subadvisor for the Fund and approved a related subadvisory agreement. Marathon was not added to the Fund’s lineup of underlying subadvisors, however, until December 3, 2018.
Marathon is is located at One Bryant Park, 38th Floor, New York, New York 10036. Marathon was formed in 1998 by Bruce Richards (Chairman and Chief Executive Officer) and Louis Hanover (Chief Investment Officer). In 2003, Marathon became an SEC-registered investment adviser in the U.S. In 2009, Marathon was one of nine managers selected by the U.S. Treasury to manage assets for the Public Private Investment Program (“PPIP”). In June 2016, Marathon announced that Blackstone Strategic Capital Holdings Fund, a vehicle managed by Blackstone Alternative Asset Management, acquired a passive, minority interest in Marathon. Marathon maintains autonomy over its business management, operations, and investments.
Marathon will manage a multi-sector credit strategy for the Fund that consists of high yield credit, bank loans, structured securities and emerging market bonds.
Marathon Subadvisory Agreement
Under the New Subadvisory Agreement, subject to the supervision and oversight of the Advisor, Marathon, with respect to the portion of the Fund allocated to it by PWP (“Marathon Assets”), will conduct a continual program of investment and make investment decisions with respect to the Marathon Assets, place purchase and sale orders on behalf of the Fund (subject to the duty of best execution) and maintain such books and records as required by the Investment Company Act of 1940 and the Investment Advisers Act of 1940. The Advisor will vote the Fund’s investment securities in accordance with the Fund’s proxy voting policies and procedures. Marathon will not be responsible for voting such securities, but upon reasonable request by the Advisor will assist the Advisor in determining how securities shall be voted. Marathon’s investment authority is subject to the Fund’s registration statement, the Fund’s investment policy statement and the investment guidelines for the Marathon Assets, other written policies of the Fund, applicable laws and regulations and the oversight of the Board of Directors, the Advisor and PWP.
Under the New Subadvisory Agreement, neither Marathon nor any officer, director, partner, agent, employee or controlling person of Marathon (“Subadvisor Parties”) shall be liable for any loss due solely to a mistake of investment judgment, but shall be liable for any losses which are incurred by reason of an act or omission of itself or any Subadvisor Parties if such act or omission involves willful malfeasance, bad faith, gross negligence or reckless disregard, or breach of its duties or obligations thereunder. The Agreement provides that the foregoing does not, however, relieve Marathon from any of its obligations or duties that may not by law be limited or waived.
In consideration of the services provided by Marathon with respect to the Marathon Assets, the Advisor will pay Marathon a management fee that shall be payable quarterly in arrears on or before the 30th calendar day following the end of each applicable quarter.
The New Subadvisory Agreement became effective as of September 18, 2018, and shall continue in effect for a period of two years from such date, unless sooner terminated as therein provided, and shall continue in effect from year to year thereafter so long as such continuance is specifically approved by the Board of Directors.
The New Subadvisory Agreement may be terminated on 60 days’ prior written notice to Marathon (i) by the Board of Directors, (ii) by a vote of holders of a majority of the Fund’s outstanding voting securities, or (iii) by the Advisor. The New Subadvisory Agreement may be terminated by Marathon upon 60 days’ prior written notice to the Advisor and the Corporation. The New Subadvisory Agreement shall terminate automatically upon the termination of the management agreement between the Advisor and the Corporation. The New Subadvisory Agreement shall also terminate automatically in the event of its assignment, as such term is defined in Section 2(a)(4) of the Investment Company Act of 1940.
BOARD CONSIDERATION OF NEW SUBADVISOR
At a meeting held on September 12, 2018, the Board considered and approved the New Subadvisory Agreement. In approving the New Subadvisory Agreement, the Board considered the following criteria:

•	The nature, extent, and quality of the investment management services to be provided by Marathon to the Fund;

•	Marathon’s experience in managing fixed income strategies;

•	The expected liquidity of the securities held in Marathon’s portfolio;

•	Data comparing the performance of Marathon’s investment strategies to appropriate benchmarks;

•	The compliance policies, procedures, and regulatory experience of Marathon; and

•	PWP’s proposed investment guidelines for Marathon’s management of the Fund.
The Board also received a recommendation from ACIM and PWP to approve Marathon, which included a presentation covering an investment overview of Marathon and a review of the due diligence conducted by ACIM and PWP with respect to Marathon.

Under the New Subadvisory Agreement, Marathon is responsible for managing a portion of the investment operations and composition of the Fund, including the purchase, retention, and disposition of the investments held by the Fund. In performing its evaluation, the Board considered information received in connection with the approval of the New Subadvisory Agreement, as well as information to be provided on an ongoing basis at its regularly scheduled Board and committee meetings. The Board considered the profitability of Marathon and determined to defer any review of profitability of the New Subadvisory Agreement until Marathon has served in that capacity for a reasonable amount of time. The Board acknowledged that the subadvisory fees to be paid to Marathon is paid from the unified fee of the Advisor as a result of arm’s length negotiations. The Board also considered the independence of Marathon from the Advisor and PWP.
After considering all information presented, and while no single factor was determinative, the Board, assisted by the advice of independent legal counsel, concluded that the New Subadvisory Agreement be approved.
ADDITIONAL INFORMATION
Service Providers
ACIM, a Delaware corporation registered with the SEC as an investment adviser under the Investment Advisers Act of 1940, is the Fund’s investment adviser. Jonathan Thomas, President and Director of the Fund, also serves as an Executive Vice President and Director of ACIM. American Century Investment Services, Inc., a registered broker-dealer, serves as the Fund’s principal underwriter. American Century Services, LLC serves as the Fund’s transfer agent and administrator. ACIM, ACS and ACIS are located at 4500 Main Street, Kansas City, Missouri 64111 and are wholly owned, directly or indirectly, by American Century Companies, Inc. (“ACC”). The Stowers Institute for Medical Research (SIMR) controls ACC by virtue of its beneficial ownership of more than 25% of the voting securities of ACC. SIMR is part of a not-for-profit biomedical research organization dedicated to finding the keys to the causes, treatments and prevention of disease.
The Advisor has entered into an Administration Agreement with State Street Bank and Trust Company (SSB) to provide certain fund accounting, fund financial reporting, tax and treasury/tax compliance services for the Fund, including striking the daily net asset value for the Fund. While ACS continues to serve as the administrator of the Fund, SSB provides sub-administrative services that were previously undertaken by ACS. SSB is located at State Street Financial Center, One Lincoln Street, Boston, MA 02111.
For the period from November 1, 2017 to October 31, 2018, the Fund paid the Advisor a unified management fee of 1.90% for the Investor, A , C and R Class, a unified management fee of 1.70% for the I Class, and a unified management fee of 1.55% for the Y and R6 Class. This resulted in payments of $2,256,669 for the Investor Class, $213,649 for the A Class, $311,040 for the C Class, $1,210 for the R Class, $1,935,588 for the I Class, $16,502 for the Y Class, and $9,996 for the R6 Class.
For the period from November 1, 2017 to October 31, 2018, the Advisor paid investment advisory fees to non-affiliated subadvisors in the amount of $2,865,206, which represents 1.094% of the Fund’s net assets.
The fees and expenses, including the unified management fees paid by the Fund to the Advisor, will be:

Annual Fund Operating Expenses (expenses that you pay each year as a percentage of the value of your investment)
	Investor	I	Y	A	C	R	R6
Management Fee	2.00%	1.80%	1.65%	2.00%	2.00%	2.00%	1.65%
Distribution and Service (12b-1) Fees	None	None	None	0.25%	1.00%	0.50%	None
Other Expenses	0.01%	0.01%	0.01%	0.01%	0.01%	0.01%	0.01%
Interest on Short Sales	0.01%	0.01%	0.01%	0.01%	0.01%	0.01%	0.01%
Other	0.00%	0.00%	0.00%	0.00%	0.00%	0.00%	0.00%
Acquired Fund Fees and Expenses	0.05%	0.05%	0.05%	0.05%	0.05%	0.05%	0.05%
Total Annual Fund Operating Expenses	2.06%	1.86%	1.71%	2.31%	3.06%	2.56%	1.71%
Fee Waiver[1]	0.11%	0.11%	0.11%	0.11%	0.11%	0.11%	0.11%
Total Annual Fund Operating Expenses After Fee Waiver	1.95%	1.75%	1.60%	2.20%	2.95%	2.45%	1.60%

[1]
The advisor has agreed to waive 0.11 percentage points of the fund’s management fee. The advisor expects this waiver to continue until February 29, 2020, and cannot terminate it prior to such date without the approval of the Board of Directors.

The aggregate fees paid to the non-affiliated subadvisors will be 1.0481% of the Fund’s net assets.
The fund’s distributor (ACIS) and investment advisor (ACIM) are wholly owned, directly or indirectly, by ACC. Nomura Holdings, Inc. (Nomura) is an equity investor in ACC. The fund listed below paid a subsidiary of Nomura (Affiliated Broker) the following brokerage commissions for the fiscal years ended October 31, 2018.

Fund	2018
AC Alternatives Income	—
The following table shows the fund’s aggregate brokerage commissions paid to Nomura and the fund’s aggregate dollar amount of portfolio transactions involving the payment of commissions effected through Nomura, as a percentage of the total paid during the fiscal year ended October 31, 2018.

Fund	Percentage of Brokerage Commissions	Percentage of Dollar Amount Portfolio Transactions
AC Alternatives Income	0%	0%
Brokerage commissions paid by a fund may vary significantly from year to year as a result of changing asset levels throughout the year, portfolio turnover, varying market conditions, and other factors.
The principal shareholders of the Fund are set forth on Exhibit A.
Additional Information about the New Subadvisor
Marathon Asset Management, L.P., a global credit solutions asset manager, was founded by Bruce Richards (CEO) and Louis Hanover (CIO) in 1998. Marathon is owned by the partners of the firm. Mr. Richards, Mr. Hanover and BSCH Master I Sub (Mar-Mgr) L.P. each beneficially own greater than 10% of Marathon Asset Management, L.P.
The principal executive officers, and any director(s) or general partner(s) of Marathon as of the date of this document are set forth in the table below. The business address of each person is One Bryant Park, 38th Floor, New York, NY 10036.

Name	Position with Marathon
Bruce Richards	Chairman and Chief Executive Officer
Louis Hanover	Chief Investment Officer
Andrew Rabinowitz	President and Chief Operating Officer
Reports to Shareholders
You may obtain a free copy of the Fund’s annual reports and semiannual reports, and you may ask questions about the Fund or your accounts, online at americancentury.com, by contacting American Century Investments at the addresses or telephone numbers listed below or by contacting your financial intermediary.

Retail Investors P.O. Box 419200 Kansas City, Missouri 64141-6200 1-800-345-2021 or 816-531-5575	Financial Professionals P.O. Box 419385 Kansas City, Missouri 64141-6385 1-800-345-6488

Exhibit A
Principal Shareholders
As of January 30, 2019, the following shareholders owned more than 5% of the outstanding shares of a class of the fund. The table shows shares owned of record, unless otherwise noted.

Fund/ Class	Shareholder	Percentage of Outstanding Shares Owned of Record
AC Alternatives Income
Investor Class
	American Enterprise Investment Svc Minneapolis, Minnesota	59%
	LPL Financial San Diego, California	14%
	Pershing LLC Jersey City, New Jersey	6%
	Raymond James St. Petersburg, Florida	6%
I Class
	Morgan Stanley Smith Barney New York, New York	60%
	Spec CDY A/C EXCL Ben Cust UBSFSI Weehawken, New Jersey	18%
	National Financial Services LLC Jersey City, New Jersey	13%
A Class
	Morgan Stanley Smith Barney New York, New York	65%
	American Enterprise Investment Svc Minneapolis, Minnesota	26%
C Class
	Morgan Stanley Smith Barney New York, New York	45%
	American Enterprise Investment Svc Minneapolis, Minnesota	42%
R Class
	SSB&T Cust Stavros Law PC Simple IRA Andrew W Stavros Fairview, Utah	59%
	SSB&T Cust Long Island Floor Supply Corp Glen Head, New York	12%
	SSB&T Cust Sena RX Pharmacy Inc Cypress, Texas	6%
R6 Class
	Great-West Trust Co LLC TR F NMH Cash Balance Ret Pl Greenwood Village, Colorado	73%
	Matrix Trust Company Agent For Newport Trust Co Diagnostic Imaging Services Folsom, California	27%
Y Class
	Pershing LLC Jersey City, New Jersey	98%
The fund is unaware of any other shareholders, beneficial or of record, who own more than 5% of any class of the fund’s outstanding shares or who owns more than 25% of the voting securities of the corporation. A shareholder owning beneficially more than 25% of the corporation’s outstanding shares may be considered a controlling person. The vote of any such person could have a more significant effect on matters presented at a shareholders’ meeting than votes of other shareholders. As of January 30, 2019, the officers and directors of the fund, as a group, owned less than 1% of any class of the fund’s outstanding shares.

American Century Capital Portfolios, Inc.

AC Alternatives Income Fund
4500 Main Street
Kansas City, Missouri 64111

NOTICE OF INTERNET AVAILABILITY OF INFORMATION STATEMENT

This communication presents only an overview of the more complete information statement that is available to you on the internet relating to the AC Alternatives Income Fund (the “Fund”), a series of American Century Capital Portfolios, Inc. (the “Corporation”). We encourage you to access and review all of the important information contained in the information statement.
The Information Statement details a recent subadvisor addition relating to the Fund. Specifically, the Board of Directors of the Corporation (the “Board”) has approved the selection of Marathon Asset Management, L.P., who has been retained by the American Century Investment Management, Inc. (“Advisor”) to perform certain investment advisory services for the Fund. The selection of Marathon became effective December 3, 2018. The Corporation has received an exemptive order for the U.S. Securities and Exchange Commission (“SEC”) that allows certain subadvisor changes to be made without shareholder approval (the “Manager of Mangers Order”). Therefore, we are not asking you for a proxy, and you are requested not to send us a proxy. The Manager of Managers Order instead requires that this Information Statement be sent to you.
The full information statement will be available on the Fund’s website at www.americancentury.com/content/americancentury/direct/en/investment-products/mutual-funds/mutual-fund-details/documents-insights/ac-alternatives-income.html, until May 30, 2019. A paper or email copy of the full Information Statement may be obtained, without charge, by contacting American Century Investments at the addresses or telephone numbers listed below or by contacting your financial intermediary.

Retail Investors P.O. Box 419200 Kansas City, Missouri 64141-6200 1-800-345-2021 or 816-531-5575	Financial Professionals P.O. Box 419385 Kansas City, Missouri 64141-6385 1-800-345-6488

Investment Company Act File No. 811-07820
CL-SPL-94930   1903